FOR:   Cognizant Technology Solutions Corp.
                                            500 Glenpointe Centre West
                                            Teaneck, NJ  07666

                                 CONTACT:   Gordon Coburn
                                            Chief Financial Officer
                                            201-678-2712
FOR IMMEDIATE RELEASE
---------------------
                                            Corey Cutler/Stephanie Prince
                                            Press: Brian Maddox/Scot Hoffman
                                            Morgen-Walke Associates
                                            212-850-5600


      COGNIZANT ANNOUNCES INTERNATIONAL STRATEGY TO ENHANCE INFRASTRUCTURE
                        AND INVEST IN GLOBAL CAPABILITIES

* Cognizant Will No Longer Accrue Taxes Related to Repatriation of its Earnings in India


Teaneck,  NJ - April 16, 2002 -- Cognizant  Technology  Solutions Corp. (Nasdaq:
CTSH), a leading provider of custom software development, integration and maintenance services, announced today that its Board of Directors has approved an international strategy that includes its extensive infrastructure investment in India, and geographic expansion in Europe and Asia.

"We expect the strong wave of demand for our services that exists in the United States to next hit Europe, especially the United Kingdom. We want to be well positioned to benefit and want to add resources and capabilities organically and through acquisitions to exploit opportunities as they arise," said Kumar Mahadeva, Chairman and Chief Executive Officer. "In addition, we have opened up a subsidiary in Singapore and are actively pursuing alliances and relationships in Japan and Australia."

By 2004, Cognizant expects to have three TechnoComplexes in India supporting existing and new clients for application outsourcing and high value engagements. At a cost of approximately $40 million, and with over 620,000 square feet, the leading edge facilities will have capacity to house 6,000 employees. Tangible benefits of the investment include high quality space for new employees, indoor and outdoor recreation facilities, consolidation of existing offices and support personnel, a boost to brand identity, and a state-of-the-art communications infrastructure.

Based on the expanded infrastructure and global reinvestment strategy, Cognizant is changing its previously existing intent with regard to the repatriation of its Indian earnings. Although the Company enjoys a tax holiday on most of its income earned in India, it has been Cognizant's practice to accrue income taxes on these earnings for financial reporting purposes based on the expectation of repatriating the earnings to the United States in the future. Starting in the first quarter of 2002, Cognizant intends to use its 2002 and future Indian earnings for its international strategy to fund long-term investments and no longer intends to repatriate these earnings; therefore, Cognizant will no longer accrue taxes related to repatriation of these earnings.

"This tax rate change added $0.06 to our EPS for the first quarter of 2002. Furthermore, for the full year of 2002, we expect that this change will add an additional $0.25 to our previously stated EPS guidance of $1.25," said Gordon Coburn, Chief Financial Officer.

ABOUT COGNIZANT TECHNOLOGY SOLUTIONS

Cognizant is a leading provider of custom software development, integration and maintenance services that link e-business with core information systems for companies worldwide. Cognizant operates under a high quality, high value onsite/offshore model that enables better, faster and more cost effective development and deployment of large-scale systems across a wide range of transaction intensive business needs.


Its more than 3,800 employees are committed to partnerships that sustain long-term, proven value in order to win in today's global marketplace. Cognizant was listed as one of the "Best Small Companies in America," by Forbes and as the top solutions provider and one of the top 200 Hot Companies by Business Week. Cognizant has been assessed at SEI/CMM Level 5, the highest possible rating. For more information, visit Cognizant on the web at www.cognizant.com.
                                                -----------------


Certain statements contained herein, including statements regarding the development of the Company's services, markets and future demand for the Company's services, projections on future growth potential, and other statements regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to, variability of quarterly operating results, reliance on large projects, concentration of revenue, ability to attract and retain professional staff, dependence on key personnel, ability to manage growth effectively, risks associated with rapid technological advances, risks associated with possible acquisitions, risks associated with the Company's strategic partnerships, various project-associated risks, substantial competition, general economic conditions, risks associated with intellectual property rights, risks associated with international operations and other risk factors listed from time to time in the Company's filings and reports with the Securities and Exchange Commission.